Exhibit 5.1

June 2, 2020

National Fuel Gas Company

6363 Main Street

Williamsville, New York 14221

Ladies and Gentlemen:

We have served as special New Jersey counsel to National Fuel Gas Company, a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of up to 4,370,000 shares of Common Stock, par value $1.00 (the “Common Stock”) of the Company (the “Shares”) (including 570,000 shares of Common Stock issuable by the Company upon exercise of an option to purchase additional shares granted by the Company to the Underwriters (as defined below)), covered by the Registration Statement on Form S-3 (Registration No. 333-223773) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (as so filed and as amended, the “Registration Statement”) and the related prospectus contained in the Registration Statement (the “Base Prospectus”) and the related prospectus supplement, dated May 28, 2020 (the “Prospectus Supplement”). We have represented the Company in connection with certain transactions on matters relating to New Jersey corporate law, but do not generally represent the Company nor act as the Company’s regular outside counsel.

The Shares are to be issued and sold by the Company pursuant to the Underwriting Agreement, dated as of May 28, 2020 (the “Underwriting Agreement”), between the Company and the Underwriters named therein (the “Underwriters”), the form of which is being filed with the Commission as an exhibit to the Company’s Current Report on Form 8-K, filed on the date hereof.

In connection with rendering the opinion contained in this letter, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion letter.

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties set forth in the Underwriting Agreement, and certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company.

National Fuel Gas Company	June 2, 2020

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that: the Shares have been duly authorized for issuance, and when issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New Jersey and the opinion expressed herein is limited to the laws of the State of New Jersey, as currently in effect, and reported judicial decisions interpreting such law.

The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. We undertake no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinion expressed herein after that date or for any other reason.

We hereby consent to the inclusion of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP